Exhibit 99.1
For Immediate Release
Contact:
Tom Colvin, Investor Relations, (913) 661-1530
Scott Brockelmeyer, Media Relations, (913) 661-1830
FERRELLGAS PARTNERS REPORTS IN-LINE FOURTH-QUARTER RESULTS;
EXPECTS RECORD ADJUSTED EBITDA FOR FISCAL 2009
          OVERLAND PARK, KS, September 29, 2008/PR Newswire-First Call/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest propane distributors, reported for the fiscal fourth quarter ended July 31 Adjusted EBITDA of $10.4 million, in line with prior year results. For full-year fiscal 2008, Adjusted EBITDA totaled $221.9 million compared to fiscal 2007 record Adjusted EBITDA performance of $237.1 million.
          The traditional fourth-quarter loss was $38.8 million, or $0.61 per unit, materially unchanged from a year ago. For the full-year fiscal 2008 and 2007, respectively, Ferrellgas earned $24.7 million, or $0.39 per unit, and $34.8 million, or $0.55 per unit, respectively.
          Fourth-quarter revenues climbed more than 27 percent to $419.7 million from $329.1 million the year before, as propane sales rose to 140.2 million gallons from 136.5 million gallons. Gross profit increased to $125.0 million from $123.0 million. For the full year, revenues rose to $2.29 billion from $1.99 billion the year before, while propane sales decreased to 838.8 million gallons from 891.9 million gallons. Gross profit declined to $662.3 million from $688.0 million.
          Operating expense for the fiscal 2008 fourth quarter and year was $97.3 million and $372.1 million, respectively, compared with $93.6 million and $380.8 million in the year-earlier periods. On a comparable basis, general & administrative expense was $11.8 million and $45.6 million, respectively, and $12.0 million and $44.9 million, respectively, in fiscal 2007. Equipment lease expense declined to $6.0 million from $6.4 million in the quarter and to $24.5 million from $26.1 million for the year.
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          The Blue Rhino brand continued to contribute in fiscal 2008 closing the year with 43,200 locations, an increase of 2,300 over year-ago levels. Included were more than 500 additional 7-Eleven stores and more than 200 new RaceTrac convenience locations.
          “In light of the challenging operating environment, we are quite pleased with our fourth-quarter and full-year results,” noted James E. Ferrell, Chairman and Chief Executive Officer. “While these results fell just short of our full-year Adjusted EBITDA target of $225 million, they exclude more than $3 million of anticipated earnings from certain higher margin sales that were realized and incrementally benefited our earnings in the first month of fiscal 2009. With the wholesale price of propane increasing 47% over the past year, approaching fiscal 2007’s record financial results reflects a performance that’s a tribute to our employees.”
          Looking to the current fiscal year, President and Chief Operating Officer Steve Wambold emphasized, “We’re better positioned now than we’ve ever been. Our platform continues to operate more efficiently, and we remain confident more cost savings can be realized. We’re particularly encouraged by the fourth-quarter increase in gallons sold, a trend that we believe will carry over into the first quarter of our new fiscal year, despite conservation’s ongoing impact.”
          Wambold emphasized, “We’re especially focused on improving margins. Moreover, we believe we have good reason to be optimistic about the outlook for fiscal 2009 and are projecting Adjusted EBITDA in excess of our fiscal 2007 record performance.”
          Chief Financial Officer Ryan VanWinkle pointed out, “During the fourth quarter, we took a major step in addressing our near-term capital needs.” At the end of July the partnership announced a private placement of $200 million in notes.
          Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2008, and other documents filed from time to time by these entities with the Securities and Exchange Commission.
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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

	July 31, 2008	July 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$16,614	$20,685
Accounts and notes receivable, net	145,081	118,320
Inventories	152,301	113,807
Price risk management assets	26,086	5,097
Prepaid expenses and other current assets	10,924	11,675

Total Current Assets	351,006	269,584

Property, plant and equipment, net	685,328	720,190
Goodwill	248,939	249,481
Intangible assets, net	225,273	246,283
Other assets, net	18,685	17,865

Total Assets	$1,529,231	$1,503,403

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$71,348	$62,103
Short term borrowings	125,729	57,779
Other current liabilities (a)	107,854	107,199

Total Current Liabilities	304,931	227,081

Long-term debt (a)	1,034,719	1,011,751
Other liabilities	23,237	22,795
Contingencies and commitments	—	—
Minority interest	4,220	5,119

Partners’ Capital:
Common unitholders (62,961,674 and 62,957,674 units outstanding at July 2008 and 2007, respectively)	201,618	289,075
General partner unitholder (635,977 and 635,936 units outstanding at July 2008 and 2007, respectively)	(58,036)	(57,154)
Accumulated other comprehensive income	18,542	4,736

Total Partners’ Capital	162,124	236,657

Total Liabilities and Partners’ Capital	$1,529,231	$1,503,403

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2008 AND 2007
(in thousands, except per unit data)
(unaudited)

	Three months ended July		Twelve months ended July
	31,		31,
	2008	2007	2008	2007
Revenues:
Propane and other gas liquids sales	$390,547	$298,691	$2,055,281	$1,757,423
Other	29,168	30,401	235,408	235,017

Total revenues	419,715	329,092	2,290,689	1,992,440

Cost of product sold:
Propane and other gas liquids sales	279,500	190,881	1,491,918	1,147,169
Other	15,246	15,184	136,478	157,223

Gross profit	124,969	123,027	662,293	688,048

Operating expense	97,250	93,614	372,078	380,838
Depreciation and amortization expense	21,638	21,447	85,521	87,383
General and administrative expense	11,757	11,993	45,612	44,870
Equipment lease expense	5,994	6,369	24,478	26,142
Employee stock ownership plan compensation charge	2,720	2,924	12,413	11,225
Loss on disposal of assets and other	2,521	1,230	11,250	10,822

Operating income (loss)	(16,911)	(14,550)	110,941	126,768

Interest expense	(20,361)	(21,710)	(86,712)	(87,953)
Other interest income (expense)	(309)	274	1,039	3,145

Earnings (loss) before income taxes and minority interest	(37,581)	(35,986)	25,268	41,960

Income tax expense (benefit) — current	1,132	(25)	1,732	3,461
Income tax expense (benefit) — deferred (g)	402	2,951	(1,650)	3,099
Minority interest (a)	(335)	(333)	497	600

Net earnings (loss)	(38,780)	(38,579)	24,689	34,800

Net earnings (loss) available to general partner	(388)	(386)	247	348

Net earnings (loss) available to common unitholders	$(38,392)	$(38,193)	$24,442	$34,452

Earnings Per Unit
Basic earnings (loss) per common unit available to common unitholders	$(0.61)	$(0.61)	$0.39	$0.55

Weighted average common units outstanding	62,961.7	62,956.4	62,959.5	62,755.8

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended July		Twelve months ended July
	31,		31,
	2008	2007	2008	2007
Net earnings (loss)	$(38,780)	$(38,579)	$24,689	$34,800
Income tax expense (benefit)	1,534	2,926	82	6,560
Interest expense	20,361	21,710	86,712	87,953
Depreciation and amortization expense	21,638	21,447	85,521	87,383
Interest income	309	(274)	(1,039)	(3,145)

EBITDA	5,062	7,230	195,965	213,551
Employee stock ownership plan compensation charge	2,720	2,924	12,413	11,225
Unit and stock-based compensation charge (b)	433	(276)	1,816	889
Loss on disposal of assets and other	2,521	1,230	11,250	10,822
Minority interest	(335)	(333)	497	600

Adjusted EBITDA (c)	10,401	10,775	221,941	237,087
Net cash interest expense (d)	(21,585)	(22,297)	(89,781)	(88,878)
Maintenance capital expenditures (e)	(5,536)	(3,190)	(20,594)	(16,935)
Cash paid for taxes	(2,514)	(865)	(3,841)	(3,742)
Proceeds from asset sales	2,209	2,761	10,874	9,830

Distributable cash flow to equity investors (f)	$(17,025)	$(12,816)	$118,599	$137,362

Propane gallons sales
Retail — Sales to End Users	89,585	91,560	656,832	702,716
Wholesale — Sales to Resellers	50,603	44,938	182,015	189,172

Total propane gallons sales	140,188	136,498	838,847	891,888

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements.

(c)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)	Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)	Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(g)	During the fourth quarter of fiscal 2007 the governor of the state of Michigan signed into law a new Michigan Business Tax. The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax expense of $2.8 million during fiscal 2007. During fiscal 2008 a credit for this deferred tax expense was created by a new Michigan tax law. The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax credit during fiscal 2008.